Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HEMAB THERAPEUTICS HOLDINGS, INC.

Hemab Therapeutics Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST: The following amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), was duly adopted in accordance with Section 242 of the General Corporation Law, with the stockholders of the Corporation acting by written consent in accordance with Section 228 of the General Corporation Law.

SECOND:	That the first paragraph of Article FOURTH of the Certificate of Incorporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“That, effective as of the filing and effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a 22-for-one forward stock split of the Corporation’s Common Stock, $0.0001 par value per share (“Common Stock”), shall become effective, pursuant to which each one (1) share of Common Stock issued and outstanding and held of record by each stockholder of the Corporation or held by the Corporation as treasury stock immediately prior to the Effective Time shall be reclassified and subdivided into twenty-two (22) validly issued, fully paid and nonassessable shares of Common Stock automatically and without any action by the Corporation or the holder thereof upon the Effective Time (such reclassification and subdivision of shares, the “Stock Split”). The par value of the Common Stock following the Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, together with cash in lieu of any fractional shares.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 37,618,057. The Corporation has two classes of stock, referred to as Common Stock and Preferred Stock. There are 36,413,652 shares of authorized Common Stock, $0.0001 par value per share (“Common Stock”), and 1,204,405 shares of authorized Preferred Stock, $0.0001 par value per share (“Preferred Stock”), of which 23,343 shares are hereby designated as “Series Seed Preferred Stock,” 225,866 shares are hereby designated as “Series A Preferred Stock,” 442,205 shares are hereby designated as “Series B Preferred Stock” and 512,991 shares are hereby designated as “Series C Preferred Stock”.”

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 24th day of April, 2026.

HEMAB THERAPEUTICS HOLDINGS, INC.

/s/ Benny Sørensen
Benny Sørensen, President

[Signature Page to Certificate of Amendment]